UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): August 14, 2009
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32434 (Commission File Number)	37-1149138 (I.R.S. Employer Identification No.)
200 North 33rd Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     On August 14, 2009, Mercantile Bancorp, Inc. (the “Company”) issued a press release reporting an unaudited net loss of $52.0 million or $(5.98) per share for the quarter ended June 30, 2009, compared with net income of $1.3 million or $0.15 per share for the second quarter of 2008.
     The second quarter 2009 net loss was significant due to a $44.6 million non-cash charge to reflect the calculated impairment of its goodwill. The reported loss also reflected a provision for loan losses of $10.0 million, largely related to loans at the company’s subsidiary banks in Florida and Kansas, compared to a provision of $1.8 million in the second quarter of 2008. Other factors contributing to the net loss in the second quarter 2009 were the non-cash write-downs of equity investments in other financial institutions of $2.5 million, and an FDIC insurance fund special assessment of $812,000.
     The Company reported $1.70 billion in assets at June 30, 2009 compared with $1.69 billion at June 30, 2008 and $1.77 billion at year-end 2008. Total loans were $1.31 billion at June 30, 2009, an increase of 3.8% compared with $1.26 billion at June 30, 2008. Total deposits stood at $1.43 billion at June 30, 2009, an increase of 2.1% over total deposits of $1.40 billion at June 30, 2008.
     Second quarter 2009 net interest income was $10.9 million, which was almost identical to the prior year’s second quarter. Provision for loan losses in second quarter 2009 was $10.0 million, an increase of $8.1 million over second quarter 2008. Total noninterest income, which includes the Company’s brokerage and asset management fees, decreased to $3.7 million in the second quarter of 2009, compared with $4.2 million in the prior year’s quarter. Second quarter 2008 results included a $943,000 gain from the sale of an equity investment.
     Total second quarter 2009 noninterest expense was $62.2 million, an increase of $49.9 million from $12.3 million in second quarter 2008, reflecting the 2009 goodwill impairment charge of $44.6 million, a $1.4 million increase in FDIC premiums (including the special assessment of $812,000) and an increase of $2.3 million in non-cash other-than-temporary impairment charges on the Company’s equity investments in startup banks.
     For the six months ended June 30, 2009, the Company reported a net loss of $52.9 million or $(6.08) per share compared with a net loss of $414,000 or $(0.05) per share in the first six months of 2008. Net interest income in the first half of 2009 was $21.1 million, nearly identical to first half 2008, while provision for loan losses increased $6.5 million in the first six months of 2009 to $13.1 million, compared to $6.6 million in first half 2008. Noninterest income for first half 2009 was $7.0 million, a decrease of $599,000 compared with $7.6 million in first half 2008, which included a $943,000 gain on sale of an equity investment. Noninterest expense increased $50.7 million, to $74.6 million in the first six months of 2009, compared to $24.0 million in the same period in 2008, due to the 2009 goodwill impairment charge and the increases in FDIC insurance premiums and noncash other-than-temporary impairment charges on the Company’s equity investments in startup banks.
     Net interest margin for the first half of 2009 was 2.60% compared with 2.65% a year ago; however, net interest margin for second quarter 2009 improved to 2.69% over 2.52% in first quarter 2009. The additional loan loss provisions in 2009 increased the allowance for loan losses as a percentage of total loans to 2.15% at June 30, 2009, compared with 1.31% at June 30, 2008. Management noted that the June 30, 2009 average loan to deposit ratio remained strong at 89% compared with 91% for the prior year.
     The full text of the earnings release is included herein as Exhibit 99.1 and is incorporated herein by reference.

Note: The information in this report provided in Item 2.02 is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements And Exhibits
     (c) Exhibits:

Exhibit
Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on August 14, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/ Ted T. Awerkamp
	Name:	Ted T. Awerkamp
	Title:	President and Chief Executive Officer

Date: August 14, 2009

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